Pricing Supplement Dated October 21, 1997                      Rule 424(b)(3)
(To Prospectus dated August 18, 1997 and                   File No. 333-32971
Prospectus Supplement dated August 19, 1997)


                             CPC International Inc.
                    Medium-Term Notes, Series F - Fixed Rate

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Principal Amount: $150,000,000          Interest Rate: 7.00%

Issue Price: $149,700,000               Original Issue Date: October 24, 1997

Agent's Discount or                     Stated Maturity Date: October 15, 2017
     Commission: $1,312,500

Net Proceeds to Issuer: $148,387,500
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Interest Payment Dates: April 15 and October 15

Redemption:

   / / The Notes cannot be redeemed prior to the Stated Maturity Date.

  /X/    The Notes may be redeemed prior to the Stated Maturity Date.  See
        "Other Provisions," below.
         Initial Redemption Date:
         Initial Redemption Percentage:    %
         Annual Redemption Percentage Reduction:    % until Redemption
         Percentage is 100% of the principal amount.

Optional Repayment:

   / /   The Notes cannot be repaid prior to the Stated Maturity Date.

   /X/ The Notes can be repaid prior to the Stated Maturity Date at the option of CPC International Inc. See "Other Provisions," below.


         Optional Repayment Date(s):

         Repayment Prices: ________%

Currency:

         Specified Currency:_____________________
                  (if other than U.S. dollars, see attached)

         Authorized Denominations:
                (Applicable only if (i) other than U.S. $1,000 or (ii) Specified Currency is other than U.S. dollars)

Option to Receive Payments in Specified Currency:   / / Yes  / / No
      (Applicable only if Specified Currency is other than U.S. dollars)

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Discount Note:        /X/ Yes         / /  No

                 Total Amount of OID: $300,000        Yield to Maturity: 7.019%

                 Initial Accrual Period:

Indexed Note:       Yes (see Other Provisions below)   /X/ No

Amortizing Note:    Yes (see Other Provisions below)   /X/ No

Form:         /X/   Book-Entry    / / Certificated

Agent:        /X/   Salomon Brothers Inc

              /X/   Merrill Lynch & Co.

              / /   Other _________________

Agent acting in the capacity as indicated below:

              / /   Agent          /X/   Principal

If as principal:
              / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

              /X/ The Notes are being offered at a fixed initial public offering price of 99.800% of principal amount.

If as Agent:

                  The Notes are being offered at a fixed initial public offering price of % of principal amount.

Exchange Rate Agent: N/A

Calculation Agent: N/A

Other Provisions:

Optional Redemption

     The Notes will be redeemable as a whole or in part, at the option of CPC International Inc. ("CPC International") from time to time, on not less than 30 or more than 60 days' notice mailed to holders thereof, at a redemption price equal to (A) the greater of (i) 100% of the principal amount of the Notes and
(ii) the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 12.5 basis points, reduced by the amount of accrued interest, if any, on the principal amount at maturity being redeemed to the date of redemption, plus (B) accrued interest, if any, on the principal amount at maturity being redeemed to the date of redemption.

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     "Comparable  Treasury  Issue"  means the United  States  Treasury  security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by CPC International.

     "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference
Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 3:30 p.m., New York City time on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Salomon Brothers Inc and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by CPC International; provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), CPC International shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     On and after the redemption date, interest will cease to accrue on the Note or any portion thereof called for redemption. On or before any redemption date, CPC International shall deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.